Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Second Quarter of 2007

CAMBRIDGE, MA — August 7, 2007 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the detailed structural analysis of complex mixture drugs, today announced its financial results for the second quarter and six months ended June 30, 2007.

For the second quarter of 2007, the Company reported a net loss of $18.8 million, compared with a net loss of $12.6 million for the same period last year.  For the six months ended June 30, 2007, the Company reported a net loss of $35.7 million compared with a net loss of $23.9 million in the same period of 2006.  At June 30, 2007, the Company held cash, cash equivalents, and marketable securities of $160.9 million, compared with $191.3 million at December 31, 2006.

“Our focus during the first half of 2007 has been on advancing our developing product pipeline and moving M-Enoxaparin toward commercialization,” said Craig A. Wheeler, President and Chief Executive Officer.  “We are completing Phase I studies of our novel anticoagulant M118, and anticipate initiating our first Phase II clinical study in the second half of the year,” continued Mr. Wheeler.  “We remain very optimistic about the potential of this compound and believe it could become an important anticoagulant therapy for patients diagnosed with acute coronary syndromes. We expect to present data from the Phase I program in the fourth quarter.”

Revenue for the second quarter of 2007 was $4.2 million, compared to $5.4 million for the second quarter of 2006.  For the six months ended June 30, 2007, revenue was $6.4 million, compared to $7.9 million in the same period of 2006.  The decrease in revenue for both periods was due to the timing of development expenditures reimbursable under the Company’s collaborations with Sandoz, an affiliate of Novartis AG.

Research and development expenses for the second quarter of 2007 were $17.0 million, compared to $13.5 million for the same period in 2006.  For the six months ended June 30, 2007, research and development expenses were $30.8 million, compared to $22.9 million in the comparable period in 2006.  The increases in research and development expenses were primarily due to increased headcount-related expenses, increased development program expenses including M118 clinical studies, and an in-process research and development charge related to the Parivid asset purchase.

General and administrative expenses for the second quarter of 2007 totaled $8.0 million, compared with $6.1 million for the same period in 2006.  For the six months ended June 30, 2007, general and administrative expenses were $15.7 million, compared to $12.1 million in the same period of 2006.  The increases in general and administrative expenses were primarily due to increased headcount-related expenses, including an increase in stock-based compensation, and increased professional fees.

Conference Call Information

Management will host a conference call on Tuesday, August 7, 2007 at 10:00 am EDT to provide an update on the Company and discuss second quarter results. To access the call, please dial (800) 289-0572 (domestic) or (913) 981-5543 (international) prior to the scheduled conference call time and provide the access code 4759084.  A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through August 14, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 4759084.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through September 7, 2007.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. The Company’s most advanced product candidate, M-Enoxaparin, is designed to be a technology-enabled generic version of Lovenox®. Momenta’s second novel drug candidate is M118, a rationally engineered anticoagulant specifically designed for acute coronary syndromes. Through its discovery program, the Company is seeking to discover and develop novel therapeutics by applying its technology to better understand sugars’ functions in biological processes, with an initial focus in oncology. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and other results of operations, including the second quarter ended June 30, 2007, current and future development efforts and commercialization efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
Assets
Cash and marketable securities	$160,906	$191,265
Restricted cash	4,685	4,685
Other assets	26,677	20,435
Total assets	$192,268	$216,385
Liabilities and Stockholders’ Equity
Current liabilities	$18,396	$12,762
Other liabilities	19,525	21,032
Stockholders’ equity	154,347	182,591
Total liabilities and stockholders’ equity	$192,268	$216,385

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Collaboration revenue	$4,175	$5,397	$6,417	$7,904
Operating expenses:
Research and development*	16, 986	13,471	30,757	22,916
General and administrative*	8,006	6,094	15,710	12,061
Total operating expenses	24,992	19,565	46,467	34,977
Loss from operations	(20,817)	(14,168)	(40,050)	(27,073)
Other income, net	2,058	1,584	4,328	3,157
Net loss	$(18,759)	$(12,584)	$(35,722)	$(23,916)
Basic and diluted net loss per share	$(0.53)	$(0.41)	$(1.00)	$(0.78)
Shares used in computing basic and diluted net loss per share	35,613	30,532	35,599	30,488

*Includes stock-based compensation of the following:
Research and development	$1,262	$1,382	$2,508	$2,144
General and administrative	$2,176	$1,608	$4,445	$3,257

Contact:

Rick Shea

Chief Financial Officer

Momenta Pharmaceuticals, Inc.

617-395-5131